Exhibit 10.8

OMNOVA SOLUTIONS INC.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

(Amended and Restated Effective January 1, 2009)

-i-

OMNOVA SOLUTIONS INC.

DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

ARTICLE 1

ESTABLISHMENT OF PLAN

OMNOVA Solutions Inc. (“Company”) hereby amends and restates the deferred compensation plan set forth herein, effective as of January 1, 2009. The purpose of the Plan is to provide the Company’s Nonemployee Directors with the opportunity to defer the receipt of Director Fees on a pre-tax basis and to earn investment income on the amount of their deferred fees. The Plan was originally adopted effective as of October 1, 1999.

In addition, the Company has assumed (subject to legal requirements for director acquiescence) the obligations of GenCorp Inc. as of September 30, 1999 to pay deferred compensation under the GenCorp Inc. Deferred Compensation Plan for Nonemployee Directors to all GenCorp Directors resigning to become members of the Company’s Board as of October 1, 1999. Such assumed obligations will be credited to investment programs and distributed in accordance with the terms of this Plan.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following capitalized words and phrases when used in the text of the Plan shall have the meanings set forth below:

(a)

“Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (1) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (2) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (3) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Calendar Year” means each consecutive twelve-month period commencing January 1 and ending December 31.

(d)	“Change in Control” means the occurrence of any of the following events, subject to the provisions of paragraph (5) hereof:

(1)	All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(2)

There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(3)	The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(4)	The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph (1), (2) or (3) hereof and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a Change in Control shall be deemed to have occurred.

(5)	Notwithstanding the foregoing provisions of this Section 2.1(d):

(A)	If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (iv) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may determine that a Change in Control has not occurred and, by notice to the Executive, nullify the effect thereof, but without prejudice to any action that may have been taken prior to such nullification.

(B)

Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (2) hereof solely because (i) the Company, (ii) a subsidiary of the Company, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial

Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(e)	“Code” means the Internal Revenue Code of 1986, as presently in effect or hereafter amended.

(f)	“Company” means OMNOVA Solutions Inc.

(g)	“Compensation and Corporate Governance Committee” means the OMNOVA Solutions Inc. Compensation and Corporate Governance Committee.

(h)	“Director” means a member of the Board.

(i)	“Director Fees” means the aggregate compensation payable by the Company to a Director, including annual retainer, chairman’s fee and meeting attendance fees.

(j)

“Disability” or “Disabled” means either (1) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Compensation and Corporate Governance Committee and specifying the date upon which such disability commenced), or (2) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(k)	“Effective Date” means October 1, 1999.

(l)	“Market Value” means

(1)	in the case of shares of OMNOVA Solutions Common Stock (except as otherwise provided in Section 6.3 hereof), the closing price on the New York Stock Exchange on the day for which the determination is to be made, or if such day is not a trading day, the trading immediately preceding such day, as reported on NYSEnet.com (or if shares of OMNOVA Solutions Common Stock are not readily traded on the New York Stock Exchange, the closing price per share on an established securities market on which shares are readily traded as selected by the Compensation and Corporate Governance Committee, or if shares of OMNOVA Solutions Common Stock are not readily traded on any established securities market, the fair market value of a share of OMNOVA Solutions Common Stock as determined by the reasonable application of a reasonable valuation method approved by the Board), and

(2)	in the case of shares of the Designated Equity Fund (A) for a bank commingled fund, the closing price of a share as determined by the trustee of such fund, (B) for a closed-end fund, the closing price of a share on the New York Stock Exchange, or (C) for an open-end mutual fund, the net asset value per share of a share as determined by such fund, on the date for which the determination is to be made, or if such date is not a trading day, the trading day immediately preceding such determination date.

(m)	“Nonemployee Director” means a Director who is not an employee of the Company and, to the extent that such Director was previously an employee of the Company, has experienced a Separation from Service as an employee of the Company, as determined in accordance with Section 409A of the Code and the regulations thereunder.

(n)	“Participant” means a Nonemployee Director who elects to defer all or a portion of his Director Fees in accordance with Article 4.

(o)	“Plan” means the OMNOVA Solutions Inc. Deferred Compensation Plan for Nonemployee Directors, as amended from time to time.

(p)	“Recapitalization” means a significant change in the capital structure of the Company, as determined in the discretion of the Board as constituted immediately prior to the occurrence thereof.

(q)	“Separation from Service” means the expiration of the Participant’s arrangement to provide services as a member of the Board where such expiration constitutes a good-faith and complete termination of the relationship among the Participant, the Board and the Company, as determined in accordance with Section 409A of the Code and the regulations thereunder. The Participant’s death shall be deemed to constitute the expiration of the Participant’s arrangement to provide services as a member of the Board. An expiration of the Participant’s arrangement to provide services as a member of the Board shall not constitute a good-faith and complete termination of the relationship if the Company anticipates either a renewal of the relationship or the Participant becoming an employee of the Company. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, the Participant will not be considered to have a Separation from Service until the Participant ceases providing services in both capacities. Notwithstanding the foregoing to the contrary, if a Participant provides services both as an employee of the Company and a member of the Board, the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a Director for purposes of this Plan unless it is aggregated with any plan in which the Director participates as an employee under Section 409A of the Code and the regulations thereunder.

(r)

“Specified Employee” means a Participant who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code). The identification of a Specified Employee shall be conducted by the Company using a method (1) reasonably designed to include all Specified Employees, and (2) applying an objectively determinable standard providing no direct or indirect election by the Participant, and resulting in no more than 200 individuals being treated as Specified Employees for any given date.

2.2 Construction. Whenever any word is used herein in the singular form, it shall be construed as though it were also used in the plural form in all cases where it would so apply. Headings of articles and sections are inserted for convenience and reference, and they constitute no part of the Plan. Except where otherwise indicated by the context, any masculine terminology herein shall include the feminine and neuter.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Any Nonemployee Director shall be eligible to participate in the Plan. A Nonemployee Director may become a Participant in the Plan by electing to defer all or a portion of his Director Fees in accordance with Article 4.

ARTICLE 4

DEFERRAL OF DIRECTOR FEES

4.1 Deferral Election. For any Calendar Year following the first Calendar Year in which a Nonemployee Director first becomes eligible to participate in the Plan, by written notice to the Secretary of the Company which is either received by the Secretary or postmarked not later than December 31 preceding the beginning of such Calendar Year, any Nonemployee Director may elect to defer all or a portion of the Director Fees which may be payable to him for services rendered during such Calendar Year and to have such deferred Director Fees held for his benefit under the terms of this Plan. For the Calendar Year in which a Nonemployee Director first becomes eligible to participate in the Plan (but only if such Nonemployee Director has not been eligible to participate in another account balance plan of the Company or an Affiliate that is aggregated with the Plan under section 409A of the Code within the 24-month period immediately preceding his eligibility to participate in this Plan), by written notice to the Secretary of the Company which is either received by the Secretary or postmarked not later than 30 days following the date that the Nonemployee Director first becomes eligible to participate in the Plan. The Nonemployee Director may elect to defer all or a portion of the Director Fees payable for services to be performed subsequent to his election during such Calendar Year and to have such deferred Director Fees held for his benefit under the terms of this Plan. Any election made by a Participant pursuant to this Section 4.1 must specify his amount of deferral, investment choice(s) and time and manner of distribution, as described in subsections (a), (b) and (c) below:

(a)	Amount of Deferral. Subject to a minimum annual deferral of $5,000, a Participant must specify the amount of his deferral:

(1)	as his total Director Fees for the Calendar Year,

(2)	a percentage of his total Director Fees for the Calendar Year, or

(3)	a flat annual dollar amount not in excess of his total Director Fees for the Calendar Year.

If a Participant elects to defer less than 100 percent of his Director Fees, deferrals pursuant to paragraphs (2) or (3) will be deducted by the Company on a pro rata basis from the regular periodic payments of Director Fees.

(b)	Investment Choices. A Participant must specify the amount or percentage of his deferred Director Fees to be applied to one or more of the following investment programs as further described in Article 5:

(1)	OMNOVA Solutions Stock Fund;

(2)	Designated Equity Fund;

(3)	Cash Deposit Fund.

(c)	Distribution.

(1)	Elections. A Participant must elect, by the one-time irrevocable written deferral election, to receive the cash value of his deferred Director Fees, plus earnings thereon,

(A)	in either (i) a single payment, or (ii) in two or more approximately equal annual installments, not to exceed ten; and

(B)	commencing, at his election, (i) 30 days following the date he experiences a Separation from Service, (ii) on a fixed future date specified in the written election notice, or (iii) upon the Participant’s attainment of an age specified by him in the written election notice.

In addition, a Participant may, by the written deferral election, elect to have the cash value of his deferred Director Fees, plus earnings thereon, distributed as a single payment within 60 days in the event of his death or Disability, notwithstanding any election made by the Participant pursuant to paragraphs (A) and (B) above.

Notwithstanding any previous elections or provision of this Plan to the contrary, prior to January 1, 2009, each Participant shall be provided the opportunity to make a retroactive initial election under this Section 4.1(c)(1) governing distribution of all Director Fees previously deferred under this Plan.

(2)	Six-Month Delay for Directors Who Become Specified Employees. Notwithstanding the election made pursuant to Section 4.1(c)(1) above, in the event that any Participant is a Specified Employee as of the Participant’s Separation from Service and has elected under (B) to receive distribution of benefits under this Plan based upon the occurrence of Separation from Service, payment of such Participant’s benefit payable under this Plan shall in no event begin before the date that is six months after the date that the Participant experiences a Separation from Service (other than due to the Participant’s death or Disability). In the event that a Participant who is a Specified Employee has elected to receive benefits under this Plan in annual installment payments, such installments that would normally be paid during the six months after the date that the Participant experiences a Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of the Separation from Service.

4.2 Irrevocability. Deferral elections made under this Plan with respect to any Calendar Year will be final and, after commencement of such Calendar Year, cannot be amended or revoked in respect of Director Fees for services rendered during such Calendar Year.

ARTICLE 5

INVESTMENT PROGRAMS

5.1 Individual Accounts. When a Participant has made a deferral election pursuant to Section 4.1, the Company shall establish an account on its books in his name and shall, in the case of the investment programs described in Sections 5.3(a) and (b), cause to be credited to such account as of each Deferral Date the number of full and fractional phantom shares which could be purchased with the amount deferred on such Deferral Date and, in the case of the investment program described in Section 5.3(c), cause to be credited to such account as of each Deferral Date the dollar amount deferred on such Deferral Date.

5.2 No Trust Fund. The Company shall not be required to reserve or otherwise set aside funds for the payment of any amounts credited to any account created hereunder. In addition, the Company shall not, and shall not be required to, actually purchase any stock, security or mutual fund units described in Sections 5.3 (a) and (b).

5.3 Description of Investment Programs.

(a)	OMNOVA Solutions Stock Fund. Under this program, the Participant’s account shall be credited with the number of full and fractional phantom shares of OMNOVA Solutions Common Stock which would be purchasable at the Market Value on the Deferral Date with the deferred amount designated for this investment program.

(1)	In the event that the shares of OMNOVA Solutions Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, merger, consolidation, recapitalization, stock split-up, combination of shares, stock offerings, spin-off or otherwise, such number of phantom shares of OMNOVA Solutions Common Stock as shall be credited to the account of any Participant as of the record date for such action shall be proportionately or appropriately adjusted as of the payment or effective date to reflect such action. If any such adjustment shall result in a fractional share, such fractional phantom share shall also be credited to the account of the Participant.

(2)	The Participant’s account shall further be credited with the number of phantom shares, including fractions, which would be purchasable at the Market Value on the date a dividend is paid on OMNOVA Solutions Common Stock, with an aggregate amount equal to any dividend or the value of any other distribution (other than a distribution for which an adjustment in the number of phantom shares in the account is made pursuant to paragraph (1)) paid on that number of shares of OMNOVA Solutions Common Stock which is equivalent to the number of phantom shares credited to the Participant’s account on the record date of such dividend or other distribution.

(b)	Designated Equity Fund.

(1)	The Designated Equity Fund initially shall be the Northern Trust S&P Equity Index Fund, a fund which is designed to match the performance of and changes in Standard and Poor’s 500 Index. The Designated Equity Fund may be changed from time to time by action of the Board, except that such change shall be only for future application and shall not affect the phantom shares previously credited to the account of any Participant.

(2)	Under this program, the Participant’s account is credited with the number of full and fractional phantom shares of the Designated Equity Fund, which could be purchased at the Market Value on the Deferral Date with the deferred amount designated for this investment program.

(3)	If and when any dividend is declared and paid, the Participant’s account shall further be credited with the number of phantom shares, including fractions, which could be purchased at the Market Value on the dividend payment date with an aggregate amount equal to any ordinary or capital cash dividend paid on that number of shares of the Designated Equity Fund which is equivalent to the number of phantom shares credited to the Participant’s account on the dividend record date.

(c)	Cash Deposit Fund. Under this program, the Participant’s account is credited on the Deferral Date with that deferred dollar amount designated for this investment program. After the end of each Calendar Year quarter, there shall further be credited to each Participant’s account an amount equal to three months’ interest on the average balance credited to such account during such quarter computed at the prime interest rate payable by the Company at the beginning of each such quarter as determined by the Treasurer of the Company.

5.4 Responsibility for Investment Choices. Each Nonemployee Director is solely responsible for his decision to participate in the Plan and accepts all investment risks entailed by his participation and/or selection of an investment program, including the risk of loss of and a decrease in the value of his deferred Director Fees.

ARTICLE 6

DISTRIBUTION OF DEFERRED AMOUNTS

6.1 Distribution. Subject to the terms of Sections 6.2, 6.3 and 6.4, a Participant’s interests in the Plan shall be distributed to him in accordance with his elections made pursuant to Section 4.1(c). All amounts shall be distributed in cash.

In the case of phantom shares credited to a Participant’s account in the OMNOVA Solutions Stock Fund or Designated Equity Fund of the Plan, the value of a Participant’s interest on any distribution date elected by a Participant, whether such distribution is to be made in a single payment or in annual installments, will be the product of the pro rata portion of the Participant’s phantom shares which is to be distributed on such date multiplied by the Market Value of OMNOVA Solutions Common Stock or shares of the Designated Equity Fund, as the case may be, on such distribution date. In the case of annual installments, the value of a Participant’s interest on each annual distribution date after the initial distribution will be calculated in a like manner based upon the applicable Market Value on each subsequent distribution date.

In the case of the Cash Deposit Fund, if a single payment has been elected, the entire cash value of a Participant’s account on the distribution date will be paid in a single payment. Where annual installments have been elected, the cash value of the pro rata portion of the Participant’s account balance to be distributed on such date (plus accrued interest thereon) shall be paid to the Participant on each annual installment distribution date.

6.2 Survivor Benefits. If a Participant dies before all or any portion of his interests under the Plan have been distributed to him, the interests remaining to be paid shall be distributed, on the date or dates and in the manner specified in such Participant’s written deferral elections, to such beneficiary or beneficiaries as the Participant may have designated in writing to the Company or, in the absence of any such designation, to his estate or to, or as directed by, his legal representatives.

6.3 Change in Control.

(a)	Notwithstanding any other provisions of the Plan, in the event a director experiences an involuntary Separation from Service with the Board within two years following a Change in Control, each Participant shall be immediately paid, in a single payment, the sum of (1) the Cash Value of his OMNOVA Solutions Stock Fund account, (2) the Market Value of his Designated Equity Fund account, and (3) the cash value of his Cash Deposit Fund account,

(b)	For purposes of this Section 6.3, the Cash Value of a Participant’s OMNOVA Solutions Stock Fund account shall be determined using, as a conversion price, the greater of (1) the tender offer or exchange offer price (if any), or (2) the highest market value of OMNOVA Solutions Common Stock (or other security for which OMNOVA Solutions Common Stock may have been exchanged pursuant to Section 5.3(a)(1)) during the 90-day period preceding the Change in Control.

6.4 Conversion and Adjustment in Event of Recapitalization. The Compensation and Corporate Governance Committee shall provide for such adjustments in the numbers of shares credited to the Participant’s account in the OMNOVA Solutions Stock Fund (“Shares”) as the Compensation and Corporate Governance Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

6.5 Exceptions to the General Timing and Distribution Rules.

(a)	A payment of benefits under the Plan otherwise payable in accordance with Section 6.1 of the Plan will be delayed to a date after the date that such payment would otherwise be made under Section 6.1 under any of the following circumstances:

(1)	where the Compensation and Corporate Governance Committee reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law within the meaning of Section 409A of the Code and the regulations thereunder; provided, however, that payment will be made or commence at the earliest date at which the Compensation and Corporate Governance Committee reasonably anticipates that the making of the payment will not cause such violation; or

(2)	upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(b)	The Plan shall permit the payment of benefits under the Plan to a Participant prior to the date that such payment would otherwise be made under Section 6.1:

(1)	if the Plan fails to meet the requirements of Section 409A of the Code and the regulations thereunder, but only to the extent that such payment does not exceed the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations thereunder; or

(2)	upon the termination of the Plan in accordance with the provisions of Section 409A of the Code and the regulations thereunder requiring the complete distribution of all benefits under the Code.

ARTICLE 7

MISCELLANEOUS

7.1 Finality of Determinations. Authority to determine contested issues or claims arising under the Plan shall be vested in the Compensation and Corporate Governance Committee, and any determination by the Compensation and Corporate Governance Committee pursuant to such authority shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

7.2 Plan Administration. Authority and responsibility for administration of the Plan shall be vested in the Compensation and Corporate Governance Committee. Responsibility for oversight of investment programs, and reporting on the performance thereof to the Board, shall be vested in the OMNOVA Solutions Benefits Management Committee.

7.3 Amendment, Suspension or Termination of the Plan. The Board may amend, suspend or terminate the Plan in whole or in part at any time, provided that such amendment, suspension or termination shall not adversely affect rights or obligations with respect to funds or interests previously credited to the account of any Participant. These rights do not require the consent of any Participant, beneficiary, or other person. In the event of termination, the Board shall specify whether termination will change the time at which distributions are made; provided that any acceleration of a distribution is consistent with Section 409A of the Code and the regulations thereunder. In the absence of such specification, the timing of distributions shall be unaffected by the termination of the Plan.

7.4 Limitations on Transfer. Participants shall have no rights to any funds or interests credited to their accounts except as set forth in this Plan. Such rights may not be anticipated, assigned, alienated or transferred, except in writing to a designated beneficiary or beneficiaries or by will or by the laws of descent and distribution. Any attempt to alienate, sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber or dispose of any such funds or interests by a Participant shall be void and of no effect. The foregoing limitations shall apply with equal force and effect to any beneficiary or beneficiaries designated by a Participant hereunder.

7.5 Governing Law. The Plan shall be governed by the laws of the State of Ohio. The Plan is not governed by the Employee Retirement Income Security Act of 1974.

7.6 Expenses of Administration. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company.

7.7 Code Section 409A Compliance. This Plan is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Plan fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining this Plan; provided that, in the event it is determined not to be feasible to so reform a provision of this Plan as it applies to a payment or benefit due to a Participant or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

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